Exhibit 99.5

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, I, Alexander Guettel, hereby consent to be named in the Registration Statement on Form S-4, and in all subsequent amendments and post-effective amendments or supplements thereto, including the prospectus contained therein, as a nominee for director of Sungevity Holdings, Inc., a Delaware corporation, and to all references to me in connection therewith. I also consent to the filing of this consent as an exhibit to such Registration Statement.

/s/ Alexander Guettel
Alexander Guettel

July 19, 2016